Exhibit 99.1

News Release

Intelsat Reports Third Quarter 2006 Results

Third Quarter Revenues Top $528 Million Post PanAmSat Acquisition

Integration On Schedule

Pembroke, Bermuda, 14 November 2006

Intelsat, Ltd., the world’s largest provider of fixed satellite services, today reported results for the three-month and nine-month periods ended September 30, 2006.

Results for both periods include Intelsat, Ltd. and its subsidiaries, referred to as Intelsat or the company. Results incorporate the impact of the July 3, 2006 acquisition (the “PanAmSat Acquisition”) of PanAmSat Holding Corporation (“PanAmSat”), which was subsequently renamed Intelsat Holding Corporation.

Intelsat, Ltd. reported revenue of $528.5 million and a net loss of $172.5 million for the quarter ended September 30, 2006. The net loss reflects the impact of an asset impairment charge of $49.0 million to write down the net book value of one of the company’s satellites that experienced an anomaly in September 2006. The net loss also reflects the impact of restructuring costs of $19.9 million related to the PanAmSat Acquisition.

The company also reported Intelsat, Ltd. EBITDA[i] , or earnings before interest, taxes and depreciation and amortization, for the quarter of $287.5 million. The company reported Adjusted EBITDA[i] for Intelsat Bermudaii of $394.8 million, or 75 percent of revenue, for the same three month period.

For the nine months ended September 30, 2006, Intelsat reported revenue of $1.1 billion, a net loss of $305.4 million, and EBITDA of $689.2 million. These results also reflect the impact of the previously mentioned asset impairment charge. Intelsat Bermuda Adjusted EBITDA was $842.5 million, or 75 percent of revenue, for the same nine month period.

Intelsat generated free cash flow from operations[i] of $175.3 million during the nine months ended September 30, 2006. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property, plant and equipment and associated capitalized interest.

“In our first full quarter of results since acquiring PanAmSat, our business performance is solid and we are pleased with our progress on integration. Our sales and marketing teams are focused on our key markets and are exploring new opportunities with our expanded customer base. Our Network Services business continues to perform well, with strong demand for Lease Services and Managed Solutions,” said Intelsat Chief Executive Officer, Dave McGlade. “Integration continues to be on track, and we expect to begin hitting major milestones in satellite and customer operations in the current quarter and into 2007.”

With respect to the integration of the PanAmSat Acquisition, Intelsat expects to realize approximately $92 million in annual net operating cost savings by the end of 2008. In order to achieve these expected savings, Intelsat believes it will be necessary to incur approximately $180 million in one time expenditures, including approximately $40 million to $45 million in capital expenditures. Approximately $35 million of the $180 million in integration costs was incurred by PanAmSat prior to the closing of the PanAmSat Acquisition. Approximately 60 percent of the integration costs are expected to be incurred in 2006, with substantially all of the balance in 2007.

Financial Results for the Three Months Ended September 30, 2006

Total revenue increased $234.9 million, or 80 percent, for the three months ended September 30, 2006 from $293.6 million for the three months ended September 30, 2005. The increase was primarily due to the impact of the PanAmSat Acquisition. The operations of the former PanAmSat business contributed approximately $218.7 million to the increase in revenue. Also contributing to growth were one-time contract termination fees of $11.7 million and net growth in the prior Intelsat business. Growth trends included strong sales of lease and managed solutions services to customers in the video and network services groups, with revenue increases generated by existing and new customers in Africa, Middle East and North America.

Lease revenue increased $224.1 million to $413.9 million for the three months ended September 30, 2006 as compared to $189.8 million for the three months ended September 30, 2005. The growth was primarily due to revenues associated with the acquired operations of the former PanAmSat business of $197.5 million and the aforementioned contract termination fees, as well as new business growth of $15.0 million. Managed Solutions revenue increased $22.9 million to $52.7 million for the three months ended September 30, 2006 from $29.8 million for the three months ended September 30, 2005. Primary contributors to this growth were $16.7 million of Managed Solutions revenues associated with the acquired operations of the former PanAmSat business and new service growth of $6.2 million. Channel revenues of $45.4 million declined by $8.7 million from $54.0 million in the third quarter of 2005, reflecting the continuing decline of this legacy product. Mobile Satellite Services, or MSS, revenue declined by $8.6 million, to $7.1 million for the three months ended September 30, 2006, as compared to $15.7 million in the prior-year period, primarily due to reduced usage of mobile satellite services sold to customers of Intelsat General Corporation, or Intelsat General. These declines were partially offset by other and unallocated revenue of $9.4 million, primarily due to unallocated conforming revenue adjustments as a result of purchase accounting for the PanAmSat Acquisition. These adjustments are expected to be identified with specific product lines in the fourth quarter of 2006.

Total operating expenses for the three months ended September 30, 2006 increased $192.8 million to $435.4 million, from $242.6 million in the same period in 2005, with the increase primarily due to the impact of the acquired PanAmSat operations.

Depreciation and amortization expense increased $54.7 million, or 37 percent, to $202.0 million for the three months ended September 30, 2006 from $147.3 million for the same period in 2005, primarily due to the depreciation recognized for assets acquired in the PanAmSat Acquisition. Excluding the impact of the PanAmSat Acquisition, depreciation increased approximately $18.1 million, primarily as a result of the IA-8 satellite being placed in service in July 2005, offset in part by the IS-706 satellite becoming fully depreciated during August 2006. Direct cost of revenue increased by $33.8 million, or 56 percent, to $94.2 million for the period from $60.4 million for the same period in 2005. The acquired operations of PanAmSat accounted for approximately $50.0 million of the increase, which was partially offset by capacity savings resulting from the integration of terrestrial infrastructure and the elimination of margin on pre-acquisition intercompany contracts.

Selling, general and administrative expense for the third quarter of 2006 was $56.0 million, an increase of $21.2 million from $34.8 million in the three months ended September 30, 2005. An estimated $30.0 million of the increase was due to the acquired operations of PanAmSat, with the remaining increase in expenses due primarily to professional fees, increased temporary facilities rentals, computer equipment and software expenses incurred in connection with the PanAmSat Acquisition. During the third quarter of 2006, the company also recorded operating costs which included a non-cash impairment charge of approximately $49.0 million to write down the net book value of the IS-802 satellite, and $14.3 million in losses on an undesignated interest rate swap related to the Intelsat Corporation (formerly known as PanAmSat Corporation and the principal operating subsidiary of PanAmSat) credit facility, and incurred approximately $19.9 million in restructuring costs associated with the PanAmSat Acquisition, as compared to no expense for these items in the third quarter of 2005.

Net loss of $172.5 million for the three months ended September 30, 2006 reflected an increase of $118.0 million from $54.5 million of net loss for the three months ended September 30, 2005. The net loss increased primarily as a result of the acquired PanAmSat operations, the previously described satellite impairment charge, and higher interest expense, which increased $167.8 million to $267.9 million for the three months ended September 30, 2006, from $100.0 million for the same period in 2005. The increase in interest expense was principally due to the incurrence or acquisition of approximately $6.4 billion of additional debt related to the PanAmSat Acquisition. This was offset in part by higher total capitalized interest for the period of $11.7 million.

Financial Results for the Nine Months Ended September 30, 2006

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings, Ltd. (the “Zeus Acquisition”). For comparative purposes, when we refer in this news release to our results for the nine months ended September 30, 2005, we are referring to our combined results for the period from January 1, 2005 through January 31, 2005 and for the period (post-Zeus Acquisition) from February 1, 2005 through September 30, 2005.

Total revenue increased $242.9 million, or 28 percent, to $1,119.5 million for the nine months ended September 30, 2006 from $876.6 million for the nine months ended September 30, 2005. The increase was due primarily to the revenues of the acquired PanAmSat business, the impact of which is described in the above quarterly comparison.

Lease revenue increased $235.9 million to $800.6 million for the nine months ended September 30, 2006 as compared to $564.7 million for the nine months ended September 30, 2005. Managed solutions revenue increased $40.3 million to $119.0 million for the nine months ended September 30, 2006 from $78.7 million for the nine months ended September 30, 2005. Channel revenue decreased by $10.8 million to $160.7 million for the nine months ended September 30, 2006, as compared to $171.5 million for the nine months ended September 30, 2005. Additionally, MSS and other revenue decreased $22.5 million to $39.2 million for the nine months ended September 30, 2006 from $61.7 million for the nine months ended September 30, 2005. The changes between the results for the nine months ended September 30, 2005 and the results for the nine months ended September 30, 2006 were primarily attributable to the factors described above in the quarterly comparison.

Total operating expenses for the nine months ended September 30, 2006 increased $78.0 million to $916.8 million, from $838.8 million for the same period in 2005. The period in 2006 included the three months of operating expenses associated with the acquired PanAmSat operations, and $49.0 million IS-802 satellite impairment charge described above, while the 2005 period included a $69.2 million satellite impairment charge related to the failure of our IS-804 satellite in January 2005.

Depreciation and amortization expense increased $78.9 million, or 19 percent, to $505.2 million for the nine months ended September 30, 2006 from $426.3 million for the same period in 2005, primarily due to the fair value of depreciable assets acquired in connection with the PanAmSat Acquisition. Direct costs of revenue increased by $4.2 million, or 2 percent, to $195.4 million for the first nine months of 2006 from $191.2 million for the same period in 2005. Excluding the impact of the PanAmSat Acquisition and related transactions, the decrease was principally due to lower third party capacity costs driven by a decline in MSS revenue and decreases in lease service sales to customers of Intelsat General. Additional decreases in costs were associated with lower insurance costs of $6.3 million, offset by increased severance expense of $14.5 million in the first and second quarters of 2006.

Selling, general and administrative expense for the first nine months of 2006 was $132.9 million, a decline of $18.9 million from $151.8 million for the nine months ended September 30, 2005. Excluding the impact of the acquired PanAmSat operations, the decrease was due primarily to decreases in professional fees of $40.8 million incurred mainly in connection with the Zeus Acquisition and related transactions, offset by recovery of previously written-off bad debts of $7.3 million in 2005. Additional decreases of $5.7 million associated with accelerated vesting of stock-based compensation plans in 2005 as a result of the Zeus Acquisition and related transactions, decreases in costs associated with management bonuses, and accruals under our corporate bonus plan of $3.9 million were offset by $5.8 million of increased severance expenses.

Net loss of $305.4 million for the nine months ended September 30, 2006 reflected a decrease in earnings of $45.8 million from $259.6 million of net loss for the nine months ended September 30, 2005. The increase between the nine month periods was primarily due to the acquired PanAmSat operations and the additional interest expense due to the debt associated with the PanAmSat Acquisition, and the net lower impairment charge and lower professional fees expenses in 2006 due to the one-time costs incurred in 2005 associated with the Zeus Acquisition and related transactions.

EBITDA, Adjusted EBITDA and Other Financial Metrics

EBITDA of $287.5 million, or 54.4 percent of revenue, for the three months ended September 30, 2006 reflected an increase of $92.3 million, or 47 percent, from $195.2 million, or 66 percent of revenue, for the same period in 2005. This increase was primarily due to the net effects of the acquired PanAmSat operations, offset in part by the satellite impairment charge, as described above. For the nine months ended September 30, 2006, EBITDA increased $228.0 million to $689.2 million, or 62 percent of revenue, from $461.1 million, or 53 percent of revenue, for the same period in 2005. This increase was again primarily attributable to the acquired PanAmSat operations.

In addition to EBITDA, Intelsat reports Intelsat Bermuda Adjusted EBITDA as mentioned above, and a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the credit agreement (as amended) of each of Intelsat Subsidiary Holding Company, Ltd., or Intelsat Sub Holdco.iii

•	Intelsat Bermuda Adjusted EBITDA increased $183.7 million to $394.8 million, or 75 percent of revenue, for the three months ended September 30, 2006 from $211.1 million, or 72 percent of revenue, for the same period in 2005. For the nine months ended September 30, 2006, Intelsat Bermuda Adjusted EBITDA increased $215.7 million to $842.5 million, or 75 percent of revenue, from $626.8 million, or 72 percent of revenue, for the same period in 2005.

•	Sub Holdco Adjusted EBITDA increased $16.5 million to $227.6 million, or 69 percent of revenue, for the three months ended September 30, 2006 from $211.1 million, or 72 percent of revenue, for the same period in 2005. For the nine months ended September 30, 2006, Sub Holdco Adjusted EBITDA increased $48.4 million to $675.2 million, or 73 percent of revenue, from $626.8 million, or 72 percent of revenue, for the same period in 2005.

At September 30, 2006, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $8.0 billion. At June 30, 2006, Intelsat’s backlog was $3.7 billion. The increase in backlog was primarily attributable to the acquired PanAmSat operations.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and product category in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Product Category

By Customer Set
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Network Services	61%	47%	60%	56%
Video Services	18%	38%	18%	27%
Government Services	20%	14%	21%	16%
Other	1%	1%	1%	1%

By Product Category

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Lease	65%	78%	64%	72%
Channel	18%	9%	20%	14%
Managed Solutions	10%	10%	9%	11%
Mobile Satellite Services/Other	7%	3%	7%	4%

End Notes

[i]	In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Intelsat Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat (Bermuda), Ltd., or Intelsat Bermuda, on July 3, 2006. Please see the reconciliations of Intelsat Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial statements below.
ii	Intelsat Bermuda and its subsidiaries include all the entities (both legacy Intelsat and legacy PanAmSat) that conduct the post-acquisition company’s operations.
iii	Please see the reconciliation of Sub Holdco Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial statements below.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on November 14, 2006 to discuss the company’s financial results for the third quarter of 2006. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors.

To participate on the live call, United States-based participants should call (800) 798-2796. Non-U.S. participants should call +1 (617) 614-6204. The participant pass code is 11130314. Participants will have access to a replay of the conference call through November 21, 2006. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 75006906.

About Intelsat

Intelsat is the largest provider of fixed satellite services (FSS) worldwide and is the leading provider of these services to each of the media, network services and telecom and government customer sectors, enabling people and businesses everywhere constant access to information and entertainment. Intelsat offers customers a greater business potential by providing them access to unrivaled resources with ease of business and peace of mind. Our services are utilized by an extensive customer base, including some of the world’s leading media and communications companies, multinational corporations, Internet service providers and government/military organizations. Real-time, constant communication with people anywhere in the world is closer, by far.

Contact:

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to, differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks include, but are not limited, to insufficient market demand for the services offered by Intelsat; inadequate supply of Intelsat capacity; the quality and price of comparable communications services offered or to be offered by other satellite operators; Intelsat’s access to sufficient capital to meet its operating and financing needs; and the perceptions of our business, operations and financial condition and the industry in which we operate by the financial community and ratings agencies. In connection with the recently completed PanAmSat Acquisition, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: our substantial level of indebtedness following consummation of the acquisition; certain covenants in our debt agreements following consummation of the acquisition; the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on our debt; a change in the health of, or a catastrophic loss of, one or more of our satellites, including those acquired in the acquisition; the failure to successfully integrate or to obtain expected synergies from the acquisition on the expected timetable or at all; and the failure to achieve the strategic objectives envisioned for the acquisition of PanAmSat. Detailed information about some of the known risks is included in Intelsat’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006
Revenue	$293,599	$528,474
Operating expenses:
Direct costs of revenue	60,445	94,230
Selling, general and administrative	34,832	55,985
Depreciation and amortization	147,285	201,996
Impairment of asset value	—	48,974
Restructuring costs	—	19,879
Loss on undesignated interest rate swap	—	14,328

Total operating expenses	242,562	435,392

Income from operations	51,037	93,082
Interest expense, net	100,044	267,885
Other income (expense), net	(3,098)	(7,562)

Loss from operations before income taxes	(52,105)	(182,365)
Provision for income taxes	2,405	(9,824)

Net loss	$(54,510)	$(172,541)

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION TO COMBINED UNAUDITED CONSOLIDATED STATEMENTS

OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined	Nine Months Ended September 30, 2006
	Period January 1, 2005 to January 31, 2005	Period February 1, 2005 to September 30, 2005	Nine Months Ended September 30, 2005
Revenue	$97,917	$778,680	$876,597	$1,119,454
Operating expenses:
Direct costs of revenue	26,939	164,280	191,219	195,426
Selling, general and administrative	55,443	96,395	151,838	132,944
Depreciation and amortization	39,184	387,082	426,266	505,201
Impairment of asset value	69,227	—	69,227	48,974
Restructuring costs	263	—	263	19,902
Loss on undesignated interest rate swap	—	—	—	14,328

Total operating expenses	191,056	647,757	838,813	916,775

Income (loss) from operations	(93,139)	130,923	37,784	202,679
Interest expense, net	13,050	264,175	277,225	477,418
Other income (expense), net	863	(3,775)	(2,912)	(18,704)

Loss from operations before income taxes	(105,326)	(137,027)	(242,353)	(293,443)
Provision for income taxes	4,400	12,817	17,217	11,917

Net loss	$(109,726)	$(149,844)	$(259,570)	$(305,360)

INTELSAT, LTD.

RECONCILIATION OF NET LOSS TO EBITDA

(Unaudited)

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Net loss	$(54,510)	$(172,541)	$(259,570)	$(305,359)
Add:
Interest expense	100,044	267,885	277,225	477,418
Provision for income taxes	2,405	(9,824)	17,217	11,917
Depreciation and amortization	147,285	201,996	426,266	505,201

EBITDA	$195,224	$287,516	$461,138	$689,177

EBITDA margin	66%	54%	53%	62%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, taxes and depreciation and amortization. Intelsat, Ltd. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenues. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under GAAP, and our Intelsat, Ltd. EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT, LTD.

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO INTELSAT BERMUDA ADJUSTED EBITDA

AND

SUB HOLDCO ADJUSTED EBITDA

(Unaudited)

($ in thousands)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006
Reconciliation of Intelsat, Ltd. net cash provided by operating activities to Intelsat, Ltd. net loss:
Net cash provided by operating activities	$85,040	$113,019
Depreciation and amortization	(147,285)	(201,996)
Satellite impairment charges	—	(48,974)
Provision for doubtful accounts	(1,091)	(1,368)
Foreign currency transaction loss (gain)	124	(237)
Deferred income taxes	1,790	109
Loss on Disposal of Assets	—	518
Stock-based compensation	—	(53)
Compensation cost paid by Parent	—	(9,359)
Amortization of bond discount and issuance costs	(16,782)	(30,525)
Share in loss of affiliate	(3,606)	(10,166)
Loss on undesignated interest rate swap	—	(14,328)
Changes in assets and liabilities, net of effects of acquisitions	27,300	30,819

Intelsat, Ltd. net loss	$(54,510)	$(172,541)

Add:
Interest expense	100,044	267,885
Provision for income taxes	2,405	(9,824)
Depreciation and amortization	147,285	201,996

Intelsat, Ltd. EBITDA	$195,224	$287,516

Add (Subtract):
Parent and intercompany expenses, net	6,825	3,461
Compensation and benefits	870	2,123
Restructuring costs	—	—
Acquisition related expenses	3,408	6,125
Equity investment losses	3,606	10,166
Satellite impairment charge	—	48,724
Loss on undesignated interest rate swap	—	14,327
Non-recurring and other non-cash items	1,150	22,377

Intelsat Bermuda Adjusted EBITDA	$211,083	$394,819

Intelsat Bermuda Adjusted EBITDA Margin	72%	75%
Add (Subtract):
Intelsat Corp net income	—	(2,363)
Intelsat Corp interest expense, net	—	(70,710)
Intelsat Corp depreciation & provision for income tax	—	(72,393)
Loss on undesignated interest rate swap	—	(14,328)
Parent and intercompany expenses, net	—	1,587
Compensation and benefits	—	(1,145)
Non-recurring and other non-cash items	—	(7,898)

Sub Holdco Adjusted EBITDA	$211,083	$227,570

Sub Holdco Adjusted EBITDA Margin	72%	69%

Note:

Intelsat calculates a measure called Intelsat Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat Bermuda on July 3, 2006. Intelsat Bermuda Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under these indentures as described in the table above. Intelsat Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. Intelsat Bermuda Adjusted EBITDA is a material component of certain ratios used in these indentures, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. Intelsat Bermuda Adjusted EBITDA Margin is defined as Intelsat Bermuda Adjusted EBITDA divided by Intelsat Bermuda total revenues.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Sub Holdco dated as of July 3, 2006. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio. Sub Holdco Adjusted EBITDA Margin is defined as Sub Holdco Adjusted EBITDA divided by Sub Holdco total revenues. Intelsat Bermuda Adjusted EBITDA, Sub Holdco Adjusted EBITDA, Intelsat Bermuda Adjusted EBITDA Margin and Sub Holdco Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, Intelsat Bermuda Adjusted EBITDA, Intelsat Bermuda Adjusted EBITDA Margin or Sub Holdco Adjusted EBITDA Margin as alternatives to operating or net income or operating or net income margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT BERMUDA ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

(Unaudited)

($ in thousands)

	Combined	Nine Months Ended September 30, 2006
	Nine Months Ended September 30, 2005
Reconciliation of Intelsat, Ltd. net cash provided by operating activities to Intelsat, Ltd. net loss:
Net cash provided by operating activities	$331,683	$301,566
Depreciation and amortization	(426,266)	(505,201)
Satellite impairment charges	(69,227)	(48,974)
Provision for doubtful accounts	6,475	(518)
Foreign currency transaction loss (gain)	490	43
Deferred income taxes	(2,241)	109
Loss on Disposal of Assets	—	507
Stock-based compensation	—	(163)
Compensation cost paid by Parent	—	(17,351)
Amortization of bond discount and issuance costs	(43,278)	(65,238)
Share in losses of affiliates	(7,526)	(24,300)
Loss on undesignated interest rate swap	—	(14,328)
Changes in assets and liabilities, net of effects of acquisitions	(49,680)	68,489

Intelsat, Ltd. net loss	$(259,570)	$(305,360)

Add:
Interest expense	277,225	477,418
Provision for income taxes	17,217	11,917
Depreciation and amortization	426,266	505,201

Intelsat, Ltd. EBITDA	$461,138	$689,176

Add (Subtract):
Parent and intercompany expenses, net	14,907	11,349
Compensation and benefits	12,634	4,180
Restructuring costs	263	19,902
Acquisition related expenses	55,836	12,125
Equity investment losses	7,526	24,300
Satellite impairment charge	69,227	48,724
(Gain) loss undesignated interest rate swap	—	14,328
Non-recurring and other non-cash items	5,283	18,397

Intelsat Bermuda Adjusted EBITDA	$626,814	$842,482

Intelsat Bermuda Adjusted EBITDA Margin	72%	75%
Add (Subtract):
Intelsat Corp net income	—	(2,363)
Intelsat Corp interest expense, net	—	(70,710)
Intelsat Corp depreciation & provision for income tax	—	(72,393)
Loss on undesignated interest rate swap	—	(14,328)
Parent and intercompany expenses, net	—	1,587
Compensation and benefits	—	(1,145)
Non-recurring and other non-cash items	—	(7,898)

Sub Holdco Adjusted EBITDA	$626,814	$675,232

Sub Holdco Adjusted EBITDA Margin	72%	73%

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2005	As of September 30, 2006
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$360,070	$497,017
Receivables, net of allowance of $26,342 in 2005 and $29,993	203,452	295,182
Prepaid expenses and other current assets	—	31,066
Deferred income taxes	10,752	27,708

Total current assets	574,274	850,973
Satellites and other property and equipment, net	3,327,341	4,802,867
Goodwill	111,388	3,918,018
Non-amortizable intangible assets	560,000	1,680,000
Amortizable intangible assets, net	493,263	816,040
Other assets	228,178	397,576

Total assets	$5,294,444	$12,465,474

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$212,116	$288,121
Accrued interest payable	120,791	246,221
Current portion of long-term debt	11,097	55,777
Deferred satellite performance incentives	7,418	21,302
Other current liabilities	30,143	59,310

Total current liabilities	381,565	670,731

Long-term debt, net of current portion	4,790,016	11,222,915
Deferred satellite performance incentives, net of current portion	36,027	134,844
Deferred revenue, net of current portion	157,580	184,339
Deferred income taxes	13,571	479,434
Accrued retirement benefits	107,778	106,855
Other long-term liabilities	14,172	161,053

Total liabilities	5,500,709	12,960,171

Shareholder’s deficit:
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	9,104	26,617
Accumulated deficit	(215,558)	(520,918)
Accumulated other comprehensive income (loss)	177	(408)

Total shareholder’s deficit	(206,265)	(494,697)

Total liabilities and shareholder’s deficit	$5,294,444	$12,465,474

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006
Cash flows from operating activities:
Net loss	$(54,510)	$(172,541)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	147,285	201,996
Impairment charge	—	48,974
Provision for doubtful accounts	1,091	1,368
Foreign currency transaction (gain) loss	(124)	237
Deferred income taxes	(1,790)	(109)
Loss on disposal of assets	—	(518)
Stock compensation	—	53
Compensation paid by parent	—	9,359
Amortization of bond discount and issuance costs	16,782	30,525
Share in losses of affiliate	3,606	10,166
Loss on undesignated interest rate swap	—	14,328
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(8,707)	(12,602)
Prepaid expenses and other assets	(4,663)	26,043
Accounts payable and accrued liabilities	(11,215)	(46,140)
Deferred revenue	(2,832)	359
Accrued retirement benefits	634	(1,214)
Other long-term liabilities	(517)	2,735

Net cash provided by operating activities	85,040	113,019

Cash flows from investing activities:
Payments for satellites and other property and equipment	(31,817)	(61,255)
PanAmSat Acquisition Transactions, net of cash acquired	—	(2,568,928)
Proceeds from insurance receivable	—	—

Net cash provided by (used in) investing activities	(31,817)	(2,630,183)

Cash flows from financing activities:
Repayment of long-term debt	(875)	(652,730)
Proceeds from bond issuance	—	2,340,000
Debt issuance costs	—	(101,161)
Proceeds from credit facility borrowings	—	944,750
Principal payments on deferred satellite performance incentives	(1,376)	(5,017)
New deferred satellite performance incentives	—	14,585
Principal payments on capital lease obligations	(3,626)	(1,347)

Net cash used in financing activities	(5,877)	2,539,080

Effect of exchange rate changes on cash	124	(237)

Net change in cash and cash equivalents	47,470	21,679
Cash and cash equivalents, beginning of period	360,174	475,338

Cash and cash equivalents, end of period	$407,644	$497,017

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity
	Period January 1 to January 31, 2005	Period February 1 to September 30, 2005	Nine Months Ended September 30, 2006
Cash flows from operating activities:
Net loss	$(109,726)	$(149,844)	$(305,359)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39,184	387,082	505,201
Impairment charge	69,227	—	48,974
Provision for doubtful accounts	(5,799)	(676)	518
Foreign currency transaction (gain) loss	75	(565)	(43)
Deferred income taxes	585	1,656	(109)
Gain on disposal of assets	—	—	(507)
Stock compensation	—	—	163
Compensation cost paid by parent	—	—	17,351
Amortization of bond discount and issuance costs	430	42,848	65,238
Share in losses of affiliates	402	7,124	24,300
Loss on undesignated interest rate swap	—	—	14,328
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(32,168)	22,806	(2,798)
Prepaid expenses and other assets	3,194	(7,474)	22,734
Accounts payable and accrued liabilities	51,722	42,485	(63,760)
Deferred revenue	(2,388)	(25,009)	(22,530)
Accrued retirement benefits	(27)	3,045	(923)
Other long-term liabilities	(3,327)	(3,179)	(1,212)

Net cash provided by operating activities	11,384	320,299	301,566

Cash flows from investing activities:
Payments for satellites and other property and equipment	(953)	(115,594)	(126,264)
PanAmSat Acquisition Transactions, net of cash acquired	—	—	(2,568,928)
Proceeds from insurance receivable	38,561	19,759	—

Net cash provided by (used in) investing activities	37,608	(95,835)	(2,695,192)

Cash flows from financing activities:
Repayment of long-term debt	—	(202,625)	(655,355)
Proceeds from bond issuance	—	305,348	2,340,000
Debt issuance costs	—	—	(101,161)
Proceeds from credit facility borrowings	—	200,000	944,750
Principal payments on deferred satellite performance incentives	(475)	(3,384)	(7,157)
New deferred satellite performance incentives	—	—	14,585
Principal payments on capital lease obligations	—	(5,493)	(5,132)
Dividends to shareholders	—	(305,913)	—

Net cash used in financing activities	(475)	(12,067)	2,530,530

Effect of exchange rate changes on cash	(75)	565	43

Net change in cash and cash equivalents	48,442	212,962	136,947
Cash and cash equivalents, beginning of period	141,320	194,682	360,070

Cash and cash equivalents, end of period	$189,762	$407,644	$497,017

Note: The increase in cash between the predecessor entity ending balance and the successor entity opening balance is due to the retention by Intelsat, Ltd. of approximately $5 million in Acquisition financing proceeds.

INTELSAT, LTD.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
	(in thousands)		(in thousands)
Net cash provided by operating activities	$85,040	$113,019	$331,683	$301,566
Payments for satellites and other property and equipment	(31,817)	(61,255)	(116,547)	(126,264)

Free cash flow from operations	$53,223	$51,764	$215,136	$175,302

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and our free cash flow from operations may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.